Exhibit 99.1

For Immediate Release

ARMORED AUTOGROUP REPORTS RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2012

DANBURY, CT, November 19, 2012 — Armored AutoGroup, Inc. (“Armored AutoGroup” or the “Company”) today announced third quarter financial results.  The Company’s net sales of $68.3 million and $237.4 million for the three and nine month periods ended September 30, 2012, respectively, increased as compared to net sales of $61.8 million and $221.8 million for the three and nine month periods ended September 30, 2011, respectively. Net sales in the Company’s North American market increased on a year-over-year basis by $5.1 million (11 percent) to $50.1 million for the three months ended September 30, 2012 and by $13.9 million (8 percent) to $183.3 million for the nine months ended September 30, 2012.   Net sales in the Company’s international markets increased 8%  to $18.3 million for the three months ended September 30, 2012 from $16.9 million for the comparable period in 2011, and were up 3 percent for the nine month period ended September 30, 2012 to $54.1 million from $52.4 million for the nine month period ended September 30, 2011.  The Company generated Adjusted EBITDA of $14.7 million and $67.4 million for the three and nine month periods ended September 30, 2012, respectively, compared to Adjusted EBITDA of $21.7 million and $75.5 million for the three and nine month periods ended September 30, 2011 respectively.

Armored AutoGroup has provided a reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA in the accompanying EBITDA and Adjusted EBITDA Reconciliation.

ABOUT ARMORED AUTOGROUP

Armored AutoGroup Inc., headquartered in Danbury, CT, is primarily comprised of the Armor All® and STP® brands. The current product line of Armor All protectants, wipes, tire and wheel care products, glass cleaners, leather care products and washes is designed to clean, shine and protect interior and exterior automobile surfaces. The offering of STP oil and fuel additives, functional fluids and automotive appearance products has a broad customer base ranging from professional racers to car enthusiasts and ‘‘Do-it-Yourselfers’’. The Company has a diversified geographic footprint with direct operations in the United States, Canada, Australia, Mexico and the U.K. and distributor relationships in approximately 50 countries.  For more information, please visit www.armorall.com and www.stp.com.

On November 5, 2010, affiliates of Avista Capital Holdings, L.P. (‘‘Avista’’) acquired certain equity interests, assets and liabilities of The Clorox Company’s (‘‘Clorox’’) Auto-Care Products Business, excluding the Prestone and YPF licensed brands, that operated through various Clorox wholly-owned or controlled legal entities throughout the world pursuant to the terms of a Purchase and Sale Agreement, dated September 21, 2010 (the ‘‘Acquisition’’). After completion of the Acquisition, the Company was renamed the’’Armored AutoGroup.” Armored AutoGroup Parent, Inc. (‘‘AAG Parent’’ or ‘‘Parent’’) indirectly owns all of our issued and outstanding capital stock through its direct subsidiary and our direct parent, Armored AutoGroup Intermediate Inc.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The information herein may contain forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition.  Forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”,

“outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Form S-4 Registration Statement, Amendment No. 3 (the “2012 Prospectus”) dated July 10, 2012.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:  our substantial indebtedness and our ability to service our debt; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, which may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; unfavorable political conditions in international markets and risks relating to concentrations in international operations; fluctuations in currency exchange rates; our reliance on a limited number of suppliers; the seasonality of our business; the loss of significant customers or customer relations; our reliance on complex information systems; the cost of capital expenditures required for our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; labor disturbances; environmental obligations and liabilities; an adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; and the impact of changes in applicable law and regulations.

We caution you that the foregoing list of important factors is not exclusive.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements may not in fact occur.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.  Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the Company’s historical consolidated financial statements.  The Company presents this information because management uses it to monitor and evaluate the Company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures.  The Company believes this information provides investors with an understanding of the Company’s operating performance over comparative periods.

Armored AutoGroup Inc.

BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash	$7,975	$4,935
Accounts receivable	83,211	54,300
Inventories	52,396	37,250
Due from Clorox	—	11,727
Other current assets	13,844	9,937
Total current assets	157,426	118,149

Property, plant and equipment	31,932	29,905
Goodwill	386,943	384,793
Intangible assets	362,657	388,175
Deferred financing costs and other assets	5,473	6,454
Total assets	$944,431	$927,476

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Book overdraft	$—	$1,987
Accounts payable	13,820	8,606
Accrued expenses and other current liabilities	40,862	22,614
Income taxes payable	—	1,821
Due to Parent	795	795
Due to Clorox	186	—
Revolving credit loan	13,001	—
Current portion of long-term debt, less discount	329	470
Total current liabilities	68,993	36,293

Long-term debt, less discount and current portion	553,630	553,861
Other liability	2,500	2,500
Deferred income taxes	109,057	116,489
Total liabilities	734,180	709,143
Commitments and contingencies (Note 6)
Shareholder’s Equity:
Common stock ($0.01 par value, 1,000 shares authorized, issued and outstanding at September 30, 2012 and December 31, 2011	—	—
Additional paid-in capital	260,671	260,484
Accumulated deficit	(52,553)	(39,784)
Accumulated other comprehensive loss	2,133	(2,367)
Total shareholder’s equity	210,251	218,333
Total liabilities and shareholder’s equity	$944,431	$927,476

Armored AutoGroup Inc.

STATEMENTS OF OPERATIONS

(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net sales	$68,348	$61,826	$237,439	$221,808
Cost of products sold	39,728	33,814	126,948	115,086
Cost of products sold - acquisition related	—	—	—	4,439

Gross profit	28,620	28,012	110,491	102,283

Operating expenses:
Selling and administrative expenses	10,828	8,304	34,935	28,033
Advertising costs	7,929	4,149	27,414	22,823
Research and development costs	661	397	1,700	1,807
Amortization of acquired intangible assets	9,175	9,175	27,526	27,526
Acquisition-related charges	—	45	—	994
Total operating expenses	28,593	22,070	91,575	81,183
Operating profit	27	5,942	18,916	21,100
Non-operating expenses (income):
Interest expense	12,406	12,048	36,829	35,981
Other expense, net	123	550	166	280

Loss before benefit for income taxes	(12,502)	(6,656)	(18,079)	(15,161)
Benefit for income taxes	(2,729)	(3,100)	(5,309)	(6,429)
Net loss	$(9,773)	$(3,556)	$(12,770)	$(8,732)

Armored AutoGroup Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Nine months ended September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(12,770)	$(8,732)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	35,089	33,550
Share-based compensation	199	199
Deferred income taxes	(7,614)	(11,129)
Other	141	—
Cash effect of changes in:
Accounts receivable	(28,911)	(18,872)
Inventories	(15,146)	(10,143)
Due from Clorox	11,913	(8,007)
Other current assets	(2,025)	874
Book overdraft	(1,987)	—
Accounts payable and accrued liabilities	23,462	13,383
Income taxes	(3,172)	1,666
Other	97	233
Net cash used in operating activities	(724)	(6,978)

Cash flows from investing activities:
Capital expenditures	(6,718)	(8,213)
Net cash used in investing activities	(6,718)	(8,213)

Cash flows from financing activities:
Borrowings under revolver	46,001	21,500
Payments on revolver	(33,000)	(21,500)
Principle payments on term loan	(2,250)	(2,250)
Advance from Parent	—	795
Deferred financing costs	(350)	(670)
Net cash provided by (used in) financing activities	10,401	(2,125)

Effect of exchange rate changes on cash	81	128
Net increase (decrease) in cash	3,040	(17,188)
Cash at beginning of period	4,935	31,701
Cash at end of period	$7,975	$14,513

Supplemental cash flow disclosures:
Cash paid for interest	$27,632	$23,369
Cash paid for income taxes	$7,791	$1,681

ARMORED AUTOGROUP INC.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

	Nine Months Ended
	Sept 30,	Sept 30,
($ in thousands)	2012	2011

Net earnings (loss)	$(12,770)	$(8,732)
Interest expense	36,996	35,769
Provision (benefit) for income taxes	(5,309)	(6,429)
Depreciation and amortization expense	32,156	30,695
EBITDA	51,073	51,303

Share based compensation (1)	195	199
Transition Services Agreement (2)	820	9,661
Total acquisition related charges (3)	10,467	11,247
Workforce retention and other transitional charges (4)	656	1,138
Avista monitoring fees (5)	851	827
Non-cash write-off of assets (6)	—	260
Enterprise Resource Planning implementation (7)	3,319	815
Adjusted EBITDA	$67,381	$75,450

EBITDA is defined as net earnings before interest expense (net), income taxes, depreciation and amortization, and is used by management to measure operating performance of the business. ‘‘Adjusted EBITDA’’ is calculated by adding to or subtracting from EBITDA items of expense and income as described below. We also use EBITDA and Adjusted EBITDA as a measure to calculate certain incentive-based compensation and certain financial covenants related to our Credit Facility and as a factor in our tangible and intangible asset impairment test. EBITDA and Adjusted EBITDA are supplemental measures of our performance and our ability to service indebtedness that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net earnings or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, our measurements of EBITDA and Adjusted EBITDA may not be comparableto similarly titled measures of other companies.

(1)                                 Non-cash compensation expenses include share-based compensation expense related to options granted under the Company’s 2010 Stock Option Plan.

(2)                                 In conjunction with the Acquisition agreement, the Company entered into a shared services agreement (“Transition Services Agreement” or “TSA”) with Clorox whereby Clorox provides certain services, equipment and office space to the Company. Reflects costs incurred under the Transition Services Agreement with Clorox.

(3)                                 Reflects an adjustment for acquisition-related charges, the incremental cost of transitioning to a stand-alone basis and proforma cost savings.

(4)                                 Reflects one-time retention charges and other one-time compensation costs.

(5)                                 Amounts related to a monitoring agreement with Avista Capital Holdings, L.P..

(6)                                 Reflects amounts for non-cash write-off of certain machinery and equipment.

(7)                                 Reflects one-time non-capitalizable costs related to the implementation of our new Enterprise Resource Planning software.